Exhibit 5.1

Barclays Capital Inc. 745 Seventh Avenue New York, New York 10019	Barclays Bank PLC 745 Seventh Avenue New York, New York 10019
BofA Securities, Inc. One Bryant Park New York, New York 10036	Bank of America, N.A. Bank of America Tower at One Bryant Park New York, New York 10036
Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013	Citibank, N.A. 390 Greenwich Street New York, New York 10013
Mizuho Securities USA LLC 1271 Avenue of the Americas New York, New York 10020	Mizuho Markets Americas LLC 1271 Avenue of the Americas New York, New York 10020
MUFG Securities Americas Inc. 1221 Avenue of the Americas, 6th Floor New York, New York 10020	MUFG Securities EMEA plc Ropemaker Place, 25 Ropemaker Street London, EC2Y 9AJ
Scotia Capital (USA) Inc. 250 Vesey Street New York, New York 10281	The Bank of Nova Scotia 44 King Street West Toronto, Ontario, Canada M5H 1H
Wells Fargo Securities, LLC 500 West 33rd Street New York, New York 10001	Wells Fargo Bank, National Association 500 West 33rd Street New York, New York 10001
November 16, 2023
Ladies and Gentlemen:
I am an employee of American Electric Power Service Corporation, an affiliate of American Electric Power Company, Inc. (the “Company”), and have acted as counsel to the Company in connection with the sale of shares (the “Shares”) of common stock, par value $6.50 per share (the “Common Stock”), of the Company, having an aggregate offering price of up to $1,700,000,000, at any time and from time to time pursuant to (i) the Distribution Agreement, dated November 16, 2023 (the “Distribution Agreement”), among the Company and Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC, as sales agents (the “Agents”), and Barclays Bank PLC, Bank of America, N.A., Citibank, N.A., Mizuho Markets Americas LLC, MUFG Securities EMEA plc, The Bank of Nova Scotia and Wells Fargo Bank, National Association, as forward purchasers (the “Forward Purchasers”), and (ii) separate letter agreements in the form attached as Exhibit B to the Distribution Agreement that may from time to time be entered into with any of the Forward Purchasers (each a “Forward Confirmation” and together, the “Forward Confirmations”).

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Barclays Capital Inc., et. al.
November 16, 2023

I have examined (i) the Distribution Agreement and (ii) the form of Forward Confirmation. In addition, I have examined, and have relied as to matters of fact upon, the documents delivered to you at closing, and upon originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents or oral statements of public officials and of officers and representatives of the Company, and have made such other and further investigations as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.
In furnishing this opinion, with your permission, I have assumed that, at the time of the execution and delivery of any Forward Confirmation, such Forward Confirmation will be a valid and legally binding obligation of the applicable Forward Purchaser.
Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:
(1)The Company is a corporation duly organized and existing under the laws of the State of New York, is duly qualified to do business as a foreign corporation under the laws of the State of Ohio, and has due corporate authority to conduct its business as described in the Registration Statement and Prospectus, each as defined in the Distribution Agreement.
(2)The execution and delivery by the Company, and the performance by the Company of the Distribution Agreement and any Forward Confirmation and the consummation by the Company of the transactions contemplated therein and compliance by the Company with their obligations thereunder do not and will not result in (i) any violation of the charter or bylaws of the Company; (ii) the violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, governmental instrumentality or court having jurisdiction over the Company or its properties; or (iii) the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company and do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company is a party or by which it may be bound or to which any of its properties may be subject (except for conflicts, breaches or defaults which would not, individually or in the aggregate, be materially adverse to the Company or materially adverse to the transactions contemplated by the Distribution Agreement and any Forward Confirmation).
(3)The Company has duly authorized the issuance and sale of the Shares to the Forward Purchasers pursuant to the Forward Confirmations and, when the terms of any Forward Confirmation and of the issue and sale of the Shares pursuant thereto have been duly established in accordance with the Distribution Agreement so as not to violate any applicable law or agreement or instrument then binding on the Company, and when issued upon physical settlement or net stock settlement, as applicable, in accordance with such Forward Confirmation, such Shares will be validly issued, fully paid and non-assessable.

Barclays Capital Inc., et. al.
November 16, 2023

(4)The Forward Confirmations have been duly authorized and, when the terms of any Forward Confirmation and of the issue and sale of the Shares pursuant thereto have been duly established in accordance with the Distribution Agreement so as not to violate any applicable law or agreement or instrument then binding on the Company, upon its due execution and delivery by the Company will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms.
(5)The Distribution Agreement has been duly authorized, executed and delivered by the Company.
(6)No approval or consent of any federal or New York State governmental agency or body or, to our knowledge, any federal or New York state court is required for the issuance and the sale of the Shares or the performance by the Company of the Distribution Agreement and any Forward Confirmation, except that it is understood that no opinion is given in this paragraph (f) with respect to any federal or states securities laws or any rule or regulation issued pursuant to any federal or state securities laws.
(7)The Shares to be issued pursuant to the Distribution Agreement have been duly authorized by the Company and, when issued and delivered in accordance with the provisions of the Distribution Agreement, will be validly issued, fully paid and non-assessable.
(8)There are no preemptive rights under federal or New York law to subscribe for or to purchase the Shares; there are no preemptive or other rights to subscribe for or to purchase the Shares pursuant to the Restated Certificate of Incorporation or By-Laws of the Company.
(9)The Company is not an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended.
My opinion set forth in paragraph (d) above is subject to (1) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally; (2) general equitable principles (whether considered in a proceeding in equity or at law); and (3) an implied covenant of good faith and fair dealing.
In connection with the provisions of the Forward Confirmation whereby the parties submit to the jurisdiction of the courts of the State of New York and the United States of America in the Southern District of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Forward Confirmation that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States district court has discretion to transfer an action from one federal court to another.
I am today delivering an executed copy of this opinion to Simpson Thacher & Bartlett LLP and Hunton Andrews Kurth LLP, who are entitled to rely upon this opinion to the same extent as if such opinion were addressed to them. This opinion is rendered to you, Simpson Thacher & Bartlett LLP and Hunton Andrews Kurth LLP, in connection with the above-described transaction. This opinion may not be relied upon by you, Simpson Thacher & Bartlett

Barclays Capital Inc., et. al.
November 16, 2023

LLP and Hunton Andrews Kurth LLP for any other purpose, or relied upon or furnished to any other person, firm or corporation without my prior written permission.

Very truly yours,

/s/ David C. House
David C. House
                    Counsel